UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

TEL-INSTRUMENT ELECTRONICS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	001-31990	22-1441806
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Branca Road
East Rutherford, New Jersey 07073
(Address of principal executive offices)

(201) 933-1600
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure

On January 14, 2014, Tel-Instrument Electronics Corp (“Tel”) announced that it had negotiated a $2.14 million contract modification on the ITATS program. The ITATS product (“AN/ARM-206”) is a fully automated TACAN test set for use in U.S. Navy Intermediate Level repair locations. This contract modification entails the sale of certain Intellectual Property (“IP”) to the U.S. Navy plus the sale of ancillary test support equipment and a modest increase in the recurring price to reflect several product enhancements. A portion of the IP sale proceeds will go to Tel’s subcontractor on this program. This contract modification is expected to result in a pre-tax benefit of about $1.2 million over the next two fiscal quarters. The sale of the IP for the ITATS program should have no impact on sales of these units to the U.S. Navy or other customers. Management believes that the sale of the ITATS IP should improve Tel’s balance sheet and liquidity position and help facilitate the commencement of the ITATS full rate production this summer.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1*                   Press release dated January 14, 2014, “Tel-Instrument Electronics Corp Announces $2.14 Million Contract Modification ($1.2 Million Pre-Tax Benefit) for the ITATS Program ”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP.

Date: January 14, 2014	By:	/s/ Joseph P. Macaluso
Name: Joseph P. Macaluso
Title: Principal Accounting Officer